Exhibit 10.6

Translation of Form of Lease

Party A (Lessor):

Party B (Lessee): United Culture Exchange (Beijing) Company Limited

In accordance with relevant national laws and regulations, both parties shall formulate this contract in accordance with the principle of equality, voluntariness and consensus.

Article I. Location, Size and Use

1.	Party B leases Party A’s property located at _____________________________________, with a construction area of ______ square meters.
2.	The property refers to the site, house and supporting facilities.
3.	The property shall only be used for tourist accommodating and reception activities. Party B shall not sublease or use the property for other purposes without approval of Party A.

Article II. Term

1.	The term of this agreement is ___ years, starting from ________ to ________.
2.	If one party breaches this agreement, the non-breaching party has a right to terminate this agreement.
3.	Party B agrees to pay rent monthly.
4.	Party B is responsible for the custody and insurance of the property and facilities in the property.
5.	If Party A cannot protect the legitimate interests of Party B, Party B has the right to remove all equipment and facilities invested in Party A at any time.

Article III. Rent and Payment

1.	Monthly rent is RMB _________.
2.	Payment shall be made by Party B every 30 days starting from _______.

Article IV. Decoration and Maintenance

1.	Party A shall ensure that the quality of the building meets the requirements for use (no leakage; drainage system, power supply and heating system function well, etc.)
2.	Party B shall be able to decorate the property with culture elements after paying the first year's rent in full. Party B shall not damage the structure of the building. Party B shall protect and rationally use the facilities in the house.

Article V. Default

1.	During the term of this agreement, if Party B delays rent or deposit payment for more than 15 days, Party A has the right to terminate the agreement.
2.	If the agreement is terminated due to Party B’s breach, rent and deposit payment that have been paid will not be returned to Party B.
3.	During the term of this agreement, if the non-breaching party decides to terminate the agreement, the breaching party shall pay __________ as liquidated damages.

Article VI. Effect of Cancelation or Termination

Party B shall return the property within 15 days after this agreement is cancelled or terminated and dispose any equipment and facilities owned by Party B in the property. If Party B does not timely dispose its equipment and facilities, it shall be deemed that Party A has the right to dispose the equipment and facilities on behalf of Party B.

Article VII. General Terms

1.	Both parties agree not to take responsibility for any loss caused by the earthquake, war, wind, heavy rain, fire, government or other force majeure, and to mitigate possible damages. This agreement automatically terminates from the date of force majeure.
2.	This agreement will be renewed after expiration unless either party decides not to renew the agreement.
3.	Any matters not addressed in this agreement shall be negotiated by both parties. If there is any dispute that cannot be resolved through negotiation, either party shall have the right to seek judgement from the local court.
4.	This agreement shall have two copies, kept by each party. This agreement shall be effective upon signing.

Party A:

Signature

Date:

Party B: United Culture Exchange (Beijing) Company Limited

Signature/Seal:

Date: